PRESS RELEASE

DOLLAR TREE REPORTS 1999 EARNINGS PER SHARE OF $1.45 EXCLUDING MERGER RELATED CHARGES

CHESAPEAKE, VA -- January 25, 2000 -- Dollar Tree Stores, Inc. (Nasdaq: DLTR), the nation's leading $1.00 price point retailer, reported that 1999 pro forma net earnings, excluding merger related charges, increased 32.2% to $98.8 million, resulting in pro forma earnings per share of $1.45 for the year. For the fourth quarter of 1999, net earnings increased to $56.6 million, or $0.83 per share.

         Net of merger related charges resulting from the merger with Only $One in 1999 and from the merger with Step Ahead in 1998, pro forma earnings per share for the year were $1.44, compared to pro forma earnings per share of $1.04 for the prior year.

         Sales for the year increased 26.9% to a record $1,198.0 million and sales in comparable stores rose 5.6%. Gross margin for the year, excluding merger related costs, increased to 37.7% of net sales compared to 37.6% for 1998. The slight increase in gross margin is due in part to reductions in merchandise and distribution costs, offset by an increase in freight costs. Operating expenses, excluding depreciation, amortization and merger related expenses, decreased as a percentage of net sales to 21.7% from 22.1% for the prior year, primarily due to leverage on fixed costs and a slight improvement in payroll related costs, also as a result of leverage.

         Sales for the fourth quarter of 1999 increased 29.9% to $452.3 million and sales at comparable stores increased 8.3%. Gross margin for the quarter declined as a percentage of sales to 39.5% compared to 39.9%, excluding merger related costs recognized in 1998. This decrease is a result of increased freight costs related to seasonal merchandise. Operating expenses, excluding depreciation, amortization and merger related expenses, decreased as a percentage of net sales to 17.3% from 17.8% for the prior year period, primarily due to leverage on fixed costs, including payroll related costs.

         "We are proud to report another year of strong sales and earnings growth, the result of what was a busy year for Dollar Tree," remarked Macon Brock, President and CEO. "In 1999, we

          o opened a net 204 stores, 35 of which were in our larger store format;
          o  expanded or remodeled 59 stores;
          o converted and remodeled the 66 acquired California stores and integrated West Coast operations;
          o  acquired the Only  $One  stores  in  central  New  York;
          o transitioned to a new, fully-automated distribution center in Olive Branch, Mississippi; and
          o  completed a new distribution center in Stockton, California.

         "We have already launched the new year by starting operations at our newest distribution facility in Stockton on January 17 and by announcing the construction of a facility in Savannah, Georgia. Our growth plans remain on track with a 23% to 25% square footage growth target."

         For 2000, Dollar Tree expects to open 225 to 235 stores, of which approximately 40% to 50% will be in the larger store format, averaging approximately 9,000 to 10,000 square feet. The Company also plans to relocate or expand approximately 100 stores during 2000.

         Dollar Tree Stores, Inc. is the nation's largest $1.00 discount store chain, operating 1,383 stores in 33 states as of December 31, 1999.

     This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results. They include statements preceded by, followed by or including words such as "believe," "anticipate," "expect," "intend," "plan" or "estimate." Our forward-looking statements include statements regarding our anticipated new store openings in 2000 and our growth plans. These forward-looking statements are subject to numerous risks, uncertainties and assumptions potentially affecting Dollar Tree, including the factors described under "Risk Factors" in our latest prospectus filed with the SEC and in Management's Discussion and Analysis of Financial Condition and Results of Operations in our quarterly and annual reports. Our forward-looking statements could turn out to be materially different from those we discuss or imply in this press release. We have no obligation to publicly update or revise our forward-looking statements after the date hereof.


     CONTACT:     Dollar Tree Stores, Inc., Chesapeake
                  Eric Coble or Erica Robb, 757/321-5000
                  http://www.DollarTree.com


                            DOLLAR TREE STORES, INC.
                    Condensed Consolidated Income Statements
                 For the Three Months and Year Ended December 31
                  (Amounts in thousands, except per share data)
                                   (Unaudited)


                                              Fourth Quarter                      Year-to-Date
                                              1999          1998               1999             1998

Net sales                                  $452,329       $348,307          $1,197,960       $944,123

Cost of Sales                               273,435        209,327             746,463        589,081
Merger costs                                    --           1,301                 443          1,301

Gross Profit                                178,894        137,679             451,054        353,741
                                              39.5%          39.5%               37.7%          37.5%

SGA expenses                                 78,066         62,010             259,917        208,782
                                              17.3%          17.8%               21.7%          22.1%

Merger expenses                                 --           4,024                 607          4,024
Depr./amort.                                  7,954          6,041              28,117         20,518

Net interest expense                            866          1,041               2,805          4,331

Earnings before
  income taxes                               92,008         64,563             159,608        116,086
                                              20.3%          18.5%               13.3%          12.3%

Income tax expense*                          35,423         25,737              61,595         45,558

Pro forma net earnings*                      56,585         38,826              98,013         70,528
                                              12.5%          11.1%                8.2%           7.5%

Pro forma earnings per share*:

Basic                                       $  0.91        $  0.63             $  1.58        $  1.15
Weighted average
  number of shares                           62,048         61,342              61,839         61,185

Diluted                                     $  0.83        $  0.57             $  1.44        $  1.04
Weighted average
  number of shares                           68,384         67,787              68,135         67,626

* Amounts include a pro forma adjustment for C-corporation income taxes relating to ONLY $ONE of $519 for the fourth quarter of 1998, and $505 and $1,025 for year-to-date 1999 and 1998, respectively.

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


                            DOLLAR TREE STORES, INC.
                      Condensed Consolidated Balance Sheets
                             (Amounts in thousands)
                                   (Unaudited)

                                                 Dec. 31,           Dec. 31,
                                                   1999               1998

Cash and cash equivalents                       $ 176,514             $ 74,644
Merchandise inventories                           174,582              142,706
Other current assets                               18,399               14,160
                                                   ------               ------

Total current assets                              369,495              231,510
                                                  -------              -------

Net property and equipment                        144,023              122,503
Goodwill, net                                      42,394               42,551
Other assets, net                                  15,216                8,623
                                                   ------                -----

Total assets                                      571,128              405,187
                                                  =======              =======


Accounts payable                                   63,170               53,030
Income taxes payable                               28,063               21,353
Current portion of long-term debt                  26,500               16,500
Other current liabilities                          32,217               26,445
                                                   ------               ------

Total current liabilities                         149,950              117,328
                                                  -------              -------

Long-term debt                                     24,000               30,000
Other liabilities                                  36,207                9,043
                                                   ------                -----

Total liabilities                                 210,157              156,371
                                                  -------              -------

Shareholders' equity                              360,971              248,816
                                                  -------              -------

Total liabilities and
 shareholders' equity                             571,128              405,187
                                                  =======              =======


STORE DATA:
Number of stores open at
  end of period                                     1,383                1,179
Total gross square footage
  (in thousands)                                    6,675                5,376